Exhibit 99.1

Carla Baca
Director of Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $300 MILLION SENIOR UNSECURED NOTES

NASHVILLE, Tennessee, November 27, 2017 - Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it has agreed to sell $300 million of 3.625% senior unsecured notes due January 2028 in an underwritten public offering. The notes were priced at 99.153% of the principal amount to yield 3.726% to maturity. Subject to customary closing conditions, the offering is expected to close on December 11, 2017.
The estimated net proceeds from this offering are expected to be $294.7 million. The Company expects to apply the net proceeds from the offering towards the redemption of the Company's 5.75% senior unsecured notes due 2021. Pending such use, the net proceeds will be applied to outstanding borrowings under the Company’s unsecured credit facility and may be used for other general corporate purposes.
U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as Joint Book-Running Managers for the offering.  Barclays Capital Inc., BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, PNC Capital Markets LLC, and Scotia Capital (USA) Inc. served as Senior Co-Managers for the offering and BB&T Capital Markets, a division of BB&T Securities, LLC, Fifth Third Securities Inc., and FTN Financial Securities Corp. served as Co-Managers for the offering.
The offering is made pursuant to the Company's shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain a prospectus supplement and accompanying prospectus relating to the senior notes offering by contacting Wells Fargo Securities, LLC, Attn: WFS Customer Service, 608 2nd Avenue, South Minneapolis, MN 55402, 1.800.645.3751, wfscustomerservice@wellsfargo.com or U.S. Bancorp Investments, Inc., 214 N. Tryon St., 26th Floor, Charlotte, NC 28202, or by facsimile at 1.877.558.2607.
This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of September 30, 2017, the Company owned 197 real estate properties in 26 states totaling 14.4 million square feet and was valued at approximately $5.2 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.
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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ultimate amount at which the sale of the securities will occur, if any, and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk  Factors.” Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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